Exhibit 99

FOR IMMEDIATE RELEASE	Contact:	Susan Kahn (investor)
612-761-6735

Cathy Wright (financial media)
847-615-1538

Carolyn Brookter (media)
612-696-6557

GREGG STEINHAFEL APPOINTED TO TARGET CORPORATION’S

BOARD OF DIRECTORS

MINNEAPOLIS, January 10, 2007 — Target Corporation (NYSE:TGT) announced today that Gregg Steinhafel has been appointed to its Board of Directors, effective immediately. With this appointment, Target’s twelve-member Board of Directors is comprised of ten independent directors and two Target Corporation executive officers, including Mr. Steinhafel, who remains President of Target and Bob Ulrich, Chairman and CEO. As a Class I director, Mr. Steinhafel will stand for election to serve a three-year term at Target Corporation’s 2007 annual shareholders’ meeting.

Mr. Steinhafel joined Target in 1979 and served in a variety of merchandising positions until being named Executive Vice President, Merchandising in 1994. He was promoted to his current position, President of Target, in 1999. Mr. Steinhafel currently leads Target’s merchandising organization, product design and development team, global distribution network and Target.com.

“Throughout his career, Gregg has made significant contributions to the development and implementation of our strategy,” said Bob Ulrich. “With this appointment, the Board recognizes the importance of his leadership to our continued profitable growth.”

Mr. Steinhafel, 51, is a graduate of Carroll College and Northwestern University’s Kellogg School of Management. He is also a member of the board of The Toro Co. and the Retail Industry Leaders Association (RILA).

Target Corporation’s operations include large, general merchandise discount stores and a fully integrated on-line business through which we offer a fun and convenient shopping experience with thousands of highly differentiated and affordably priced items. The company currently operates 1,488 Target stores in 47 states. Target Corporation news releases are available at www.target.com.

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